EXHIBIT 23.5


                         CONSENT OF INDEPENDENT ACCOUNTANTS


         We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of Highwoods Properties, Inc. of our report dated March 7, 1994 relating to the financial statements of AP Southeast Portfolio Partners, L.P. which appears on page F-13 in the Form 8-K/A of Highwoods Properties, Inc. dated April 29, 1996, as amended June 3, 1996 and June 18, 1996. We also consent to the references to us under the heading "Experts" in the prospectus that is part of such Registration Statement.



PRICE WATERHOUSE LLP
Dallas, Texas
July 25, 1996